EXHIBIT 20

AGREEMENT

This Agreement (this “Agreement”), dated as of September 11, 2020, is entered into by and between Scientific Games Corporation, a Nevada Corporation (the “Company”), and MacAndrews & Forbes Incorporated (“M&F”) (each a “Party”, and collectively, the “Parties”).
RECITALS
WHEREAS, Pivot Buyer LLC (the “Buyer”) and affiliates of M&F are entering into a Stock Purchase Agreement on the date hereof (the “Purchase Agreement”) in respect of the purchase and sale of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) representing no more than 34.9% of the issued and outstanding Company Common Stock (the “Stock Purchase”) (capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement as in effect on the date hereof); and
WHEREAS, effective as of the Initial Closing, each of Ronald O. Perelman, Barry F. Schwartz and Frances F. Townsend has resigned from his or her role as a director on the Board of Directors of the Company (the “Board”).
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
1. Board Observer.  Effective as of and conditioned upon the occurrence of the Initial Closing, Barry F. Schwartz (the “M&F Designee”) will be appointed by the Board as a non-voting Board observer with a term of service extending until the consummation of the Fourth Closing; provided that if the Fourth Closing is not consummated by the initial Outside Date of November 10, 2020, exclusive of any extensions, the Board will appoint the M&F Designee as a director on the Board to serve until the Fourth Closing or the M&F Designee’s earlier death, resignation or removal. M&F agrees to cause the M&F Designee to resign as a director or Board observer, as applicable, effective as of and conditioned upon the occurrence the Fourth Closing. In the event of the incapacity or inability of the M&F Designee to serve as provided in this paragraph, M&F shall have the right to designate a replacement individual who is reasonably acceptable to the Board as the M&F Designee.  In his or her capacity as a Board observer, the M&F Designee or his or her replacement shall be entitled to attend all meetings of the Board and any committees of the Board (except the Special Committee of the Board referred to in paragraph 5 below) and the Company shall provide such individual with copies of all notices, minutes, consents and other materials and information that it provides to members of the Board and committees of the Board (except the Special Committee of the Board referred to in paragraph 5 below), and such individual shall be required to adhere to any Board or Company policies with respect to confidentiality and use of such materials which are applicable to members of the Board.
2. Replacement Directors.  M&F hereby waives its rights to appoint any directors to the Board during the term of this Agreement, except as provided in paragraph 1.

3. Termination of Stockholders’ Agreement.  The Parties agree that the Company Stockholders’ Agreement, other than Section 5 of the Company Stockholders’ Agreement (which shall be assigned to the Buyer in accordance with the Purchase Agreement), shall be terminated effective as of and conditioned upon the occurrence of Fourth Closing. During the term of this Agreement, the Company shall not propose any other amendments to the Company Stockholders’ Agreement or take any actions that would adversely affect M&F’s rights under the Company Stockholders’ Agreement, except with the prior written consent of M&F.
4. Termination.  This Agreement shall terminate automatically in the event that the Purchase Agreement is terminated for any reason without the consummation of the Fourth Closing.
5. This Agreement may be amended, supplemented or otherwise modified only by a written instrument signed by M&F and the Company, with the approval of the Special Committee of the Board comprised of Peter A. Cohen, Michael J. Regan and Kneeland C. Youngblood (or any successors thereto who are disinterested and independent as it relates to the Buyer, M&F, and their affiliates and associates under applicable law).

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
SCIENTIFIC GAMES CORPORATION
By:  /s/ James Sottile
Name:  James Sottile
Title:  Chief Legal Officer
MACANDREWS & FORBES INCORPORATED
By:   /s/ Jeffrey A. Brodsky
Name:  Jeffrey A. Brodsky
Title:  Chief Financial Officer

[Signature Page to MAFCO Side Letter]